UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           INFORMATION ADVANTAGE, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   45669P 10 1
                    -----------------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  45669P 10 1                                                                     Page 2 of 14 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Menlo Ventures VI, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     1,064,001
           SHARES             -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       - 0 -
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       1,064,001
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,064,001
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.10%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 2 of 14 Pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  45669P 10 1                                                                     Page 3 of 14 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Menlo Entrepreneurs Fund VI, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          Delaware
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     15,970
           SHARES             -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       - 0 -
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       15,970
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          15,970
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.11%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 3 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  45669P 10 1                                                                     Page 4 of 14 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MV Management VI, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          Delaware
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     1,079,971
          SHARES              -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       - 0 -
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       1,079,971
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.21%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 4 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  45669P 10 1                                                                     Page 5 of 14 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Bredt, Thomas H.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     -0-
           SHARES             -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       1,079,971
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.21%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 5 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  45669P 10 1                                                                     Page 6 of 14 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Jarve, John W.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     -0-
           SHARES             -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       1,079,971
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- ---------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.21%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 6 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  45669P 10 1                                                                     Page 7 of 14 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Carlisle, Douglas C.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     -0-
           SHARES             -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       1,079,971
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.21%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 7 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  45669P 10 1                                                                     Page 8 of 14 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Montgomery, H. DuBose
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     -0-
           SHARES             -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       1,079,971
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.21%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 8 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  45669P 10 1                                                                     Page 9 of 14 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Hoel, Sonja L.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     -0-
          SHARES              -------- --------------------------------------------------------------------------------
  BENEFICIALLY OWNED BY          6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       1,079,971
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.21%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 9 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  45669P 10 1                                                                     Page 10 of 14 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Laufer, Michael D., M.D.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     -0-
           SHARES             -------- --------------------------------------------------------------------------------
   BENEFICIALLY OWNED BY         6     SHARED VOTING POWER
 EACH REPORTING PERSON WITH
                                       1,079,971
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,079,971
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.21%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 10 of 14 pages

Item 1.

(a)      Name of Issuer: Information Advantage, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         7905 Golden Triangle Drive
         Eden Prairie, MN   55344-7227

Item 2.

(a)      Name of Person Filing:

         Menlo Ventures VI, L.P. ("MV VI")
         Menlo Entrepreneurs Fund VI, L.P. ("MEF VI")
         MV Management VI, L.P. ("MVM VI")
         Thomas H. Bredt
         John W. Jarve
         Douglas C. Carlisle
         H. DuBose Montgomery
         Michael D. Laufer, M.D.
         Sonja L. Hoel

(b)      Address of Principal Business Office:

         3000 Sand Hill Road
         Building 4, Suite 100
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         Entities:                  MV VI - Delaware
                                    MEF VI - Delaware
                                    MVM VI - Delaware

         Individuals:               Mr. Bredt - United States
                                    Mr. Jarve - United States
                                    Mr. Carlisle - United States
                                    Mr. Montgomery - United States
                                    Dr. Laufer - United States
                                    Ms. Hoel - United States

(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:     45669P 10 1

Item 3.        Not applicable.


                               Page 11 of 14 pages

Item 4         Ownership.
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ ----------- -----------

                       MV VI      MEF VI      MVM VI       Bredt       Jarve      Carlisle   Montgomery      Hoel       Laufer
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ ----------- -----------

(a)     Beneficial   1,064,001    15,970    1,079,971    1,079,971   1,079,971   1,079,971    1,079,971   1,079,971   1,079,971
        Ownership
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ ----------- -----------

(b)     Percentage     7.10%       0.11%      7.21%        7.21%       7.21%       7.21%        7.21%       7.21%       7.21%
        of Class
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ ----------- -----------

(c)     Sole         1,064,001    15,970    1,079,971       -0-         -0-         -0-          -0-         -0-         -0-
        Voting
        Power
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ ----------- -----------

        Shared          -0-         -0-        -0-       1,079,971   1,079,971   1,079,971    1,079,971   1,079,971   1,079,971
        Voting
        Power
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ ----------- -----------

        Sole         1,064,001    15,970    1,079,971       -0-         -0-         -0-          -0-         -0-         -0-
        Dispositive
        Power
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ ----------- -----------

        Shared          -0-         -0-        -0-       1,079,971   1,079,971   1,079,971    1,079,971   1,079,971   1,079,971
        Dispositive
        Power
------- ------------ ----------- ---------- ----------- ------------ ----------- ----------- ------------ ----------- -----------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

EXHIBITS

A:       Joint Filing Statement


                              Page 12 of 14 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 11, 1998



MENLO VENTURES VI, L.P.                      MENLO ENTREPRENEURS FUND VI, L.P.

By:   MV Management VI, L.P.                 By:   MV Management VI, L.P.
      its general partner                          its general partner

By:   /s/ H. DuBose Montgomery               By:   /s/ H. DuBose Montgomery
   ------------------------------               ------------------------------
      General Partner                              General Partner


MV MANAGEMENT VI, L.P.


By:   /s/ H. DuBose Montgomery
   ------------------------------
      General Partner


      /s/ Thomas H. Bredt
---------------------------------
      Thomas H. Bredt


      /s/ John W. Jarve
---------------------------------
      John W. Jarve


      /s/ Douglas C. Carlisle
---------------------------------
      Douglas C. Carlisle


      /s/ H. DuBose Montgomery
---------------------------------
      H. DuBose Montgomery


      /s/ Michael D. Laufer
---------------------------------
      Michael D. Laufer


      /s/ Sonja L. Hoel
---------------------------------
      Sonja L. Hoel


                              Page 13 of 14 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date: February 11, 1998



MENLO VENTURES VI, L.P.                       MENLO ENTREPRENEURS FUND VI, L.P.

By:   MV Management VI, L.P.                  By:   MV Management VI, L.P.
      its general partner                           its general partner

By:   /s/ H. DuBose Montgomery                By:   /s/ H. DuBose Montgomery
   ------------------------------                ------------------------------
      General Partner                               General Partner


MV MANAGEMENT VI, L.P.


By:   /s/ H. DuBose Montgomery
   ------------------------------
      General Partner


      /s/ Thomas H. Bredt
---------------------------------
      Thomas H. Bredt


      /s/ John W. Jarve
---------------------------------
      John W. Jarve


      /s/ Douglas C. Carlisle
---------------------------------
      Douglas C. Carlisle


      /s/ H. DuBose Montgomery
---------------------------------
      H. DuBose Montgomery


      /s/ Michael D. Laufer
---------------------------------
      Michael D. Laufer


      /s/ Sonja L. Hoel
---------------------------------
      Sonja L. Hoel


                               Page 14 of 14 pages